Exhibit 99.1

        Advanced BioPhotonics Inc. Obtains $4 Million Financing

    BOHEMIA, N.Y.--(BUSINESS WIRE)--Nov. 16, 2005--Advanced BioPhotonics Inc. (OTCBB: ABPH)(Frankfurt/FSE: YP2) reported today that it has entered into an agreement with four accredited and institutional investors for an aggregate of $4,000,000 in gross proceeds to support the Company's commercialization activities for its BioScanIR(R) System, a functional medical imaging modality that provides a fast, non-invasive, radiation free method for detecting diseases that affect blood perfusion.
    The financing is being funded as follows: (i) $1 million in gross proceeds immediately available to the Company; (ii) $1 million in gross proceeds payable upon filing of a registration statement with the SEC; and (iii) $2 million in gross proceeds payable at the time the registration statement is declared effective by the SEC. For more details refer to the Company's Form 8-K filed today with the SEC at http://www.sec.gov.
    "We believe that this financing gives us the working capital necessary to complete clinical testing at leading medical institutions within North America and Europe in exciting and important applications such as cancer therapy monitoring and reconstructive surgery," said Denis O'Connor, CEO of Advanced BioPhotonics. "We believe that this clinical validation by key medical luminaries will fuel market adoption and revenue opportunities for our BioScanIR(R) product within these geographic markets."

    About Advanced BioPhotonics

    Advanced BioPhotonics Inc., headquartered in Bohemia, New York, is a leading developer of functional medical imaging applications using advanced infrared technology for the observation and measurement of changes of photonic activity within tissue. Advanced BioPhotonics provides imaging technology to clinicians and researchers for use in disease detection, disease management and drug discovery applications.
    Advanced BioPhotonics' mission is to improve the quality and cost-effectiveness of healthcare services and research through identifying, acquiring and adapting high-resolution infrared technology for biomedical applications. For more information about the Company and its technology, please visit http://www.advancedbp.com/.

    This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, the ability of the Company to develop effective new products and receive governmental approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.



    CONTACT: Advanced BioPhotonics Inc.
             Denis O'Connor, 631-244-8244
             doconnor@advancedbp.com